UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a–12

SAMSON OIL & GAS LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY FORM

ii

[AUSTRALIAN NOTICE OF ANNUAL GENERAL MEETING and explanatory memorandum OMITTED PENDING ASX APPROVAL. TO BE INCLUDED IN FINAL PROXY MATERIALS]

140 St Georges Terrace

Perth, Western Australia 6000

Telephone: +61 8 9220 9830

ANNEXURE “A”
SCHEDULE 14A PROXY STATEMENT
pursuant to the U.S. Securities Exchange Act of 1934

GENERAL INFORMATION

Proxy Solicitation

This proxy statement, in the form mandated by the U.S. Securities and Exchange Commission under United States securities laws (this “U.S. Proxy Statement”), is being furnished by the Board of Directors (the “Board”) of Samson Oil & Gas Limited, an Australian corporation (“we,” “us,” “Samson” or the “Company”), in connection with our solicitation of proxies for Samson’s annual general meeting of shareholders to be held at Level 19, AMP Building, 140 St Georges Terrace, Perth, Western Australia 6000 on November 15, 2013 at 10:00 am Western Australian Daylight Time, and at any adjournments or postponements thereof (the “Annual General Meeting”). The information contained in this U.S. Proxy Statement supplements the information provided to holders of ordinary shares in the Notice of Annual General Meeting and the accompanying Explanatory Memorandum to Shareholders and Proxy Form.

In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding ordinary shares or American Depositary Shares (“ADSs”) representing ownership of ordinary shares on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our ordinary shares or ADSs.

This U.S. Proxy Statement and accompanying proxy materials are expected to be first sent to our shareholders on or about October 15, 2013, and are also available at http://www.samsonoilandgas.com.

Business of the Annual General Meeting

At the Annual General Meeting, shareholders will:

•	Receive, consider and discuss the Company’s financial statements for the year ended June 30, 2013 and the reports of the directors and auditors on those statements.

•	Be asked to consider resolutions:

➢	To approve the re-election of directors Dr. Dolly A. “DeAnn” Craig and Mr. Eugene C. McColley;

➢	To approve the adoption of the Remuneration Report, which is attached as Exhibit A;

➢	To ratify the allotment of shares and issue of options;

➢	To approve the issuance of options to Mr. McColley;

➢	If more than 25% of the votes are cast against the adoption of the Remuneration Report, to approve a “spill resolution” that would cause all of the non-executive directors of Samson to cease to hold office; and

➢	To approve, on an advisory basis, named executive officer compensation.

The matters described in this U.S. Proxy Statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the Chairman of the Annual General Meeting, to vote on any other business that may properly come before the meeting.

Shareholders Entitled to Vote

November 13, 2013, has been fixed as the record date for the determination of holders of ordinary shares entitled to receive notice of and to vote at the Annual General Meeting. Each ordinary share is entitled to one vote. Votes may not be cumulated.

2,547,627,193 ordinary shares, no par value, were issued and outstanding as of September 30, 2013, of which 86,512,386 were held in the form of American Depositary Receipts.

Under our constitution, the quorum for a meeting of holders of ordinary shares is two holders of ordinary shares.

Each ADS holder may vote the ordinary shares underlying their ADSs. ADS holders should read “Differences between ADS Holders and Ordinary Shareholders” directly below.

Differences between ADS Holders and Ordinary Shareholders

The Bank of New York Mellon, as depositary, executes and delivers ADSs on our behalf. We are requesting the depositary, which holds the ordinary shares underlying the ADSs, to seek our ADS holders’ instructions for the Annual General Meeting. As a result, ADS holders may instruct the depositary to vote the ordinary shares underlying their own ADSs. The depositary establishes the ADS record date. We have been informed by the depositary that it set the ADS record date for the Annual General Meeting as October 10, 2013.

Because we have asked the depositary to seek our ADS holders’ instructions, the depositary will notify our ADS holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary then tries, as far as practicable, subject to Australian law and the terms of the depositary agreement, to vote the ordinary shares as our ADS holders instruct. The depositary does not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot guarantee that our ADS holders will receive this U.S. Proxy Statement and the other proxy materials in time to permit them to instruct the depositary to vote their shares. In addition, there may be other circumstances in which our ADS holders may not be able to exercise voting rights. Furthermore, ADS holders can exercise their right to vote the ordinary shares underlying their ADSs by withdrawing the ordinary shares. However, even though we are subject to U.S. domestic issuer proxy rules and announcements of our shareholder meetings are made by press release and filed with the SEC, our ADS holders may not know about the meeting enough in advance to withdraw their ordinary shares.

Our ADS holders are not required to be treated as holders of ordinary shares and do not have the rights of holders of ordinary shares. A deposit agreement among us, the depositary and our ADS holders sets out ADS holder rights as well as the rights and obligations of the depositary. New York State law governs the deposit agreement and the ADSs.

Differences between Holding Shares of Record and as a Beneficial Owner

If your ordinary shares are registered directly in your name with our transfer agent, Security Transfer Registrars Pty Ltd, you are considered, with respect to those shares, the shareholder of record, and we are sending this U.S. Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a Proxy Form for you to use.

Most holders of ordinary shares hold their ordinary shares through a broker or other nominee rather than directly in their own name. If your ordinary shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of the ordinary shares even though they are held in “street name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are also invited to attend the Annual General Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

If you are an ADS holder and your ADSs are held in a brokerage account or by another nominee, this U.S. Proxy Statement and the other proxy materials are being forwarded to you together with a voting instruction card by your broker or nominee (who received the proxy materials from the depositary). As the beneficial owner of the ADSs, you have the right to direct the depositary how to vote and are also invited to attend the Annual General Meeting.

Attending the Annual General Meeting

All holders of record of ordinary shares and all ADS holders as of the record date, or their duly appointed proxies, may attend the Annual General Meeting. If you are a beneficial owner of ordinary shares holding your shares through a broker or nominee (i.e., in street name) or you are an ADS holder, you may be asked to provide proof of your share ownership on the record date, such as your most recent account statement prior to November 13, 2013, a copy of the voting instruction card provided by your broker, trustee or nominee or the depositary, or other similar evidence, in order to be admitted to the meeting.

Voting in Person at the Annual General Meeting

Ordinary shares held in your name as the shareholder of record may be voted in person at the Annual General Meeting. Ordinary shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual General Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting. ADS holders will not be able to vote in person at the Annual General Meeting unless they receive a proxy from the depositary (the sole record holder of ADSs). Instructions for obtaining a proxy from the depositary are included in the material that the depositary sends to ADS holders.

Voting Without Attending the Annual General Meeting

Whether you hold shares directly as an ordinary shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual General Meeting. Ordinary shareholders of record may complete and return the enclosed proxy form or may appoint another proxy to vote their shares, as described in the Notice of Annual General Meeting. Beneficial owners of ordinary shares and holders of ADSs may direct how your shares are voted without attending the Annual General Meeting by following the instructions in the voting instruction card provided by your broker, trustee, or depositary, as applicable.

Revocation of Proxies

Holders of ordinary shares can revoke their proxy at any time before it is voted at the Annual General Meeting by either:

•	Submitting another timely, later–dated proxy by mail;

•	Delivering timely written notice of revocation to our Secretary; or

•	Attending the Annual General Meeting and voting in person.

If your ordinary shares are held beneficially in street name or you are an ADS holder, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

RESOLUTIONS TO BE VOTED ON

Resolutions 1 and 2—Election of Directors

The Board has nominated Dr. DeAnn Craig and Mr. Eugene McColley to stand for re-election at the Annual General Meeting. Directors whose terms of office will not expire at the Annual General Meeting will continue in office for the remainder of their respective terms. Under our constitution, the number of directors on the Board is determined by a resolution of the Board, but will not be fewer than three directors.

In accordance with Rule 3.6(a) of our constitution, at each Annual General Meeting, one–third of the directors (excluding the managing director) must retire from office. Each director, assuming he or she is still eligible, is entitled to offer him or herself for re–election as a director at the Annual General Meeting which coincides with his or her retirement. The Board currently consists of five directors: Dr. Victor Rudenno, Mr. Keith Skipper, Dr. DeAnn Craig, Mr. Eugene McColley (appointed October 4, 2013) and managing director Mr. Terence Barr.

You may vote “For,” “Against” or “Abstain” on Resolutions 1 and 2. Members of the Board are elected by a simple majority of votes cast on the ordinary resolution, either in person or by proxy. There is no minimum number of votes required to pass an ordinary resolution electing a director. Neither broker non–votes nor abstentions will affect the outcome of the resolutions.

The Board (excluding Dr. Craig) recommends a vote “FOR” the election of Dr. DeAnn Craig to the Board and the Board (excluding Mr. McColley) recommends a vote “FOR” the election of Mr. Eugene McColley to the Board.

Board of Directors

The following table sets forth certain information regarding the composition of the Board:

Name	Age	Position	Director Since	Current Term to Expire (Year Eligible for Reelection)
Nominees
Dr. DeAnn Craig	63	Director	2011	2013
Mr. Eugene McColley	62	Director	2013	2013

Other Directors
Keith Skipper	67	Director	2008	2015
Dr. Victor Rudenno	63	Director	2007	2014
Terence Barr	65	Director	2005	N/A

Keith Skipper, 67, joined the Company as a director in September 2008. He is a seasoned global oil and gas executive, exploration geologist, and independent oil and gas producer. Following completion of his graduate work at McMaster University (Canada), where he specialized in sedimentology, his early career was developed at AMOCO (both in North American and abroad at international subsidiaries). He initially came to Australia in 1982 with Bridge Oil Ltd. and was a major contributor to Bridge’s growth, expanded portfolio and development through to the early 1990s. Mr. Skipper returned to Calgary, Alberta in 1992 as a Vice President for PanCanadian Petroleum International to help in the building of an international portfolio for PanCanadian (now part of EnCana). From 1998 to 2005 he was the Executive Vice President for Antrim Energy Inc. in Calgary, Alberta, Canada. From late 2005 to 2008 he was an advisor to Molopo Australia Limited, based in Sydney, Australia. Since 1998, he has been the sole owner and director of Petrosedex Energy International Inc., a private Alberta oil and gas producing company. Since 2008, he has been co-founder and director of Australia-based Petrosedex Pty Limited, a privately owned advisory and consulting company, which advises companies, financial and academic institutions on oil and gas matters. The Board has determined that Mr. Skipper is independent under NYSE MKT rules.

Key Attributes, Experience and Skills: Mr. Skipper brings to the Board, among his other skills and qualifications, significant experience in the oil and natural gas industry that he gained while serving as a gas executive, exploration geologist, and independent oil and gas producer. In addition, he has significant experience helping private companies grow and prosper. In light of the foregoing, our Board has concluded that Mr. Skipper is well qualified to serve as a director of the Company.

Other Public Company Board Service: None.

Recent Past Public Company Board Service: Rawson Resource Limited (ASX: RAW) from May 2005 to December 2012; Red Sky Energy Limited from February 2007 to December 2009 (ASX: ROG); and Circumpacific Energy Corporation from January 2010 to November 2010 (TSX VENTURE:CER).

Dr. Victor Rudenno, 63, joined the Company as a director in April 2007. In 1984, Dr. Rudenno transitioned to the investment industry as a mining analyst working for firms such as James Capel, DBSM, and Prudential Bache. In 1995, he moved to the corporate side of investment banking and worked for a number of leading firms, including Macintosh Corporate, Deutsche Bank, Hartley Poynton, and CBIC. In 2002, Dr. Rudenno co–founded Equity Capital Markets Ltd., an investment bank specializing in corporate advice and capital raising, which merged with Interfinancial in 2005 and was subsequently acquired by Tolhurst Limited in 2007. Since April 2009, Dr. Rudenno has been the principal and Executive Director of Revaluate Pty Limited, a corporate advisory firm. Dr. Rudenno is also a Senior Fellow of the Financial Services Institute of Australia and a Fellow of the Australian Institute of Mining and Metallurgy. He holds a Bachelor of Mining Engineering degree, a Master of Commerce degree, and a Doctor of Philosophy for his thesis on mining economics. He is the author of the textbook, Mining Valuation Handbook . The Board has determined that Dr. Rudenno is independent under NYSE MKT rules.

Key Attributes, Experience and Skills: Dr. Rudenno brings to the Board, among his other skills and qualifications, significant experience in the investment banking and mining industries that he gained while serving as an executive for Equity Capital Markets Limited and Revaluate Pty Limited. In addition, Dr. Rudenno is also an expert on mining economics, as he earned a Doctor of Philosophy for his thesis on this subject and also authored a textbook on mining valuation. He was voted among the top three Australian energy analysts in 1994 by Business Review Weekly. In light of the foregoing, our Board has concluded that Dr. Rudenno is well–qualified to serve as a director of the Company.

Other Public Company Board Service: None.

Recent Past Public Company Board Service: Pilbara Minerals Limited (ASX: PLS) from August 2010 to May 2013.

Dr. DeAnn Craig, 63, joined the Company as a director in July 2011. Dr. Craig brings to the Board a wealth of experience from an exemplary career in the energy industry. During her career, Dr. Craig has been a drilling engineer, a reservoir engineer responsible for reserves determination and property valuation, and progressed to senior management in several companies, including Phillips Petroleum, now ConocoPhillips, and CNX Gas. From February 2009, she has served on the Colorado Oil and Gas Conservation Commission and from January 2009, as an Adjunct Professor at the Colorado School of Mines. From April 2011 to January 2012, Dr. Craig was a consultant for Atlas Energy. From 2007 until 2009, Dr. Craig was Senior Vice President – Asset Assessment for CNX Gas Corporation, and from 2006 to 2007 Dr. Craig was Consultant for Chevron North American Exploration and Production (CNAEP). Dr. Craig is a graduate of the Colorado School of Mines, from which she holds several degrees, including a Bachelor of Science in Chemical and Petroleum Refining Engineers and a Bachelor of Science in Mineral Engineering Chemistry. She has also has a Master of Science in Mineral Economics, a Master of International Political Economy of Resources, a Master of Business Administration, and a Doctor of Philosophy. Dr. Craig is a registered, professional engineer in the State of Colorado. The Board has determined that Dr. Craig is independent under NYSE MKT rules.

Key Attributes, Experience and Skills: Dr. Craig brings to the Board, among her other skills and qualifications, significant experience in the oil and gas industry that she gained while working as a drilling engineer, a reservoir engineer, and most recently, as a consultant. In addition, Dr. Craig is an expert in her field, as she has earned numerous degrees related to petroleum refining, mineral engineering, mineral economics, and international political economy, among other degrees. In light of the foregoing, our Board has concluded that Dr. Craig is well–qualified to serve as a director of the Company.

Other Public Company Board Service: Atlas Resource Partners, L.P. (NYSE: ARP)

Recent Past Public Company Board Service: None.

Terence Barr, 65, was appointed Managing Director, Chief Executive Officer and President of the Company in January 2005. Mr. Barr is a petroleum geologist with over 30 years of experience, including 11 years with Santos. In recent years, he has specialized in tight gas exploration, drilling, and completion, and is considered an expert in this field. Prior to joining the Company, Mr. Barr was employed as Managing Director by Ausam Resources from 1999 to 2003 and was the owner of Barco Exploration from 2003 to 2005.

Key Attributes, Experience and Skills: Mr. Barr brings to the Board, among his other skills and qualifications, significant experience in the oil and natural gas industry that he gained while serving as an executive for the Company, Ausam Resources, and Barco Exploration. With over 30 years of experience, he is considered an expert in the oil and natural gas field. In light of the foregoing, our Board has concluded that Mr. Barr is well–qualified to serve as a director of the Company and its Managing Director.

Other Public Company Board Service: None.

Recent Past Public Company Board Service: None.

Eugene McColley, 62, joined the Company as a director in 2013. He is a co-founder and managing general partner of Roaring Fork Capital Management, LLC, formed in 2002. He has provided both capital and value-added services to orphaned microcap companies (public companies with market capitalizations of $140 million or less that have been neglected by the financial community) for the past 20 years. His relevant expertise stems from experience as both a microcap investment banker and a direct investor in orphaned microcap companies. As an investment banker, Mr. McColley raised $280 million for over 50 public microcap companies. As a private equity fund manager and direct angel investor, Mr. McColley has invested in 81 orphaned microcap companies. The Board has determined that Mr. McColley is independent under NYSE MKT rules.

Key Attributes, Experience and Skills: Mr. McColley brings to the Board, among his other skills and qualifications, significant experience in the capital markets industry that he gained as managing general partner of Roaring Fork Capital Management, LLC. In light of the foregoing, our Board has concluded that Mr. McColley is well–qualified to serve as a director of the Company.

Other Present Public Company Board Service: None.

Recent Past Public Company Board Service: None.

Resolution 3—Adoption of Remuneration Report

We are asking our shareholders to approve, on an advisory basis per Australian rules, our Remuneration Report as set forth in our 2013 ASX Annual Report. That remuneration report was filed with the Australian Stock Exchange on September 16, 2013, was previously furnished on Form 8-K with the U.S. Securities Exchange Commission on September 16, 2013, and is attached to this U.S. Proxy Statement as Exhibit A. The Remuneration Report:

•	explains the Board’s policy for determining the nature and amount of remuneration of directors and senior executives of the Company;

•	sets out remuneration details for each director, the most highly remunerated Company executive and the five most highly remunerated group executives of the Company;

•	details and explains any performance conditions applicable to the remuneration of executive directors of the Company; and

•	provides an explanation of share–based compensation payments for each director and senior executive of the Company.

Shareholders will be asked to vote on the following ordinary resolution:

“That, for the purposes of section 250R(2) of the Corporations Act 2001 and for all other purposes, the Remuneration Report contained in the 2013 Annual Report which accompanied the notice convening this meeting be adopted by shareholders .”

The vote on the resolution is advisory only and does not bind the Directors or the Company, nor does it affect the remuneration already paid or payable to the Directors or the executives. The Chairman of the AGM will allow reasonable opportunity for shareholders to ask questions about, or comment on the Remuneration Report at the meeting. Shareholders should note that prices specified in the Remuneration Report are in Australian Dollars unless otherwise indicated.

Section 250R(4) of the Corporations Act prohibits any votes on this Resolution being cast by senior executives (or their associates) whose remuneration details are disclosed in the Remuneration Report. However, an exception to this prohibition exists to enable the Chairman to vote shareholders’ undirected proxy votes. In this regard, you should note that if you appoint the Chairman as your proxy and you indicate on the Proxy Form that you do not wish to specify how the Chairman should vote on resolution 3, the Chairman will cast your votes in favor of resolution 3. If you wish to appoint the Chairman as your proxy but do NOT want your votes cast in favor of resolution 3, you must indicate your voting intention by checking the box marked either ‘against’ or ‘abstain’ opposite resolution 3 on the Proxy Form.

Further details on Resolutions 4 and 5 are in the preceding Notice of Annual General Meeting.

Resolution 4—Ratify Allotment of Shares and Issue of Options

To consider, and if thought fit to pass, the following resolution as an ordinary resolution:

“That for the purpose of ASX Listing Rule 7.4 and all other purposes, the allotments on 22 March 2013 and 4 April 2013 of a total of 128,935,387 fully paid ordinary shares in the Company and 51,574,155 options to subscribe for fully paid ordinary shares in the Company on the terms described in the explanatory memorandum which accompanied the notice convening this meeting be and is hereby ratified.”

The Board recommends a vote “FOR” the ratification of shares and issue of options.

Note:

In accordance with ASX Listing Rule, 7.5.6, any votes cast on resolution 4 (other than as proxy for a member who is entitled to vote where the instrument of proxy specifies how the proxy is to vote on the resolution) by or on behalf of any person who participated in the issue, the subject of that resolution, or any of its associates, will be disregarded.

Resolution 5 – Issue of Options to Eugene McColley

To consider, and if thought fit to pass, the following resolution as an ordinary resolution:

“That for the purposes of ASX Listing Rule 10.11, section 208 of the Corporations Act 2001 and all other purposes and subject to the passing of resolution 2 set out in the notice convening this meeting, this meeting approves the issue of 4,000,000 options to subscribe for shares in the Company to Mr E McColley, a director of the Company (or his nominee), such options to be issued on the terms and conditions set out in Annexure “C” to the explanatory memorandum which accompanied the notice convening this meeting.”

The Board (excluding Mr. McColley) recommends a vote “FOR” the issue of options to Eugene McColley.

Note:

(a)	The options referred to in resolution 5 will be issued within one month after the date of the Annual General Meeting.
(b)	The options will be issued free of charge and no funds will be raised from the issue. The terms of the options are in Annexure “C”.
(c)	In accordance with ASX Listing Rule 10.13.6 and section 224 of the Corporations Act 2001, any votes cast on resolution 5 (other than (i) by a person as proxy for a member who is entitled to vote, in accordance with the directions on the relevant proxy form or (ii) by the Chairman of the meeting as an undirected proxy for a member who is entitled to vote) by Mr McColley, any of his nominees or any of his associates, will be disregarded.

Resolution 6—Spill Resolution

Resolution 6 will be put to the meeting only if more than 25% of the votes are cast against resolution 3.

To consider, and if thought fit to pass, the following resolution as an ordinary resolution:

“That, in accordance with section 250V of the Corporations Act and for all other purposes, a general meeting be held within 90 days (Spill Meeting) and all of the directors of Samson Oil & Gas Limited, except for the managing director, cease to hold office immediately before the end of the Spill Meeting, and resolutions to appoint persons to those offices be put at the Spill Meeting”.

Those shareholders who wish to support the current Board and intend to vote in favor of resolution 3 for the adoption of the remuneration report should vote AGAINST resolution 6 the ‘Spill Resolution’, in case this resolution is required to be put to shareholders.

Voting Prohibition Statement:

The Company will disregard any votes cast on resolution 6 by or on behalf of any member of the Key Management Personnel, details of whose remuneration are included in the Remuneration Report, or any Closely Related Party of such a member.

The following additional matter is being put to a vote of shareholders for U.S. regulatory purposes.

Advisory Vote on “Named Executive Officer” Compensation

In accordance with the requirements of the U.S. Securities Exchange Act of 1934, the compensation paid to the Company’s “named executive officers, as disclosed in this Annexure “A” U.S. Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the “Executive Compensation” section of this U.S. Proxy Statement, is hereby submitted to an advisory vote of shareholders.

Our “named executive officers” are:

1. Terence M. Barr Managing Director, Chief Executive Officer, and President

2. Robyn Lamont, Chief Financial Officer

3. David Ninke, Vice President – Exploration

4. Dan Gralla, Vice President – Engineering

5. Denis Rakich, Secretary

Note:

In accordance with Section 14A of the U.S. Securities Exchange Act of 1934, this resolution is advisory only and does not bind the Directors of the Company.

You may vote “For,” “Against” or “Abstain” on the advisory vote. The advisory vote is non-binding, as provided by law. The Board will review the results of the votes and will take them into account in making a determination concerning named executive officer compensation.

The Board recommends a “FOR” vote on the advisory vote.

AUDIT COMMITTEE MATTERS

Audit Committee Pre–Approval Policy

The charter of the Audit Committee includes certain procedures regarding the pre–approval of all engagement letters and fees for all auditing services and permitted non–audit services performed by the independent auditors, subject to any exception under Section 10A of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”). Pre–approval authority may be delegated to an Audit Committee member or a subcommittee comprised of members of the Audit Committee, and any such member or subcommittee shall report any decisions to the full Audit Committee at its next scheduled meeting. All services were approved by the Audit Committee pursuant to its pre–approval policies as in effect as of the relevant times.

Representatives of our independent auditors, PricewaterhouseCoopers LLP (“PWC”), will be present at the Annual General Meeting and will be available to respond to appropriate questions.

Fees Paid to Principal Accountants

	Fiscal Year Ended June 30,
	2013	2012
Audit fees	$782,846	$876,898
Audit–related fees	$0	$0
Tax fees	$0	$0
All other fees	$0	$6,000
Total	$782,846	$882,898

Audit Committee Report

Our management is responsible for the preparation of our financial statements and our independent auditors PWC, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States (“US GAAP”). The Audit Committee is responsible for, among other things, reviewing and selecting our independent auditors, reviewing our annual and interim financial statements and pre–approving all engagement letters and fees for auditing services.

In the performance of its oversight function in connection with our financial statements as of and for the fiscal year ended June 30, 2013, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and PWC — the Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	Discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from PWC regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the independence of PWC with PWC; and

•	Reviewed and approved the services provided by PWC.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board approved, that the Company’s audited financial statements be included in our Annual Report on Form 10–K for the fiscal year ended June 30, 2013, as filed with the Securities and Exchange Commission on September 16, 2013. The Audit Committee has appointed PWC as our auditors for the fiscal year ending June 30, 2014.

AUDIT COMMITTEE:

Dr. Victor Rudenno

Mr. Keith Skipper

Dr. DeAnn Craig

ORDINARY SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

This section sets forth information regarding the beneficial ownership of our ordinary shares, including ordinary shares held by means of ADSs, by certain holders of our ordinary shares and by our executive officers and directors. Beneficial ownership has been determined in accordance with applicable SEC rules, pursuant to which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire voting or investment power within 60 days.

As of October 1, 2013, Samson does not know of any beneficial owners of more than 5% of the Company’s ordinary shares. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us.

The following table sets forth information regarding beneficial ownership of our ordinary shares by our executive officers and directors as of October 3, 2013. Except as otherwise indicated, (i) the address of the persons listed below is c/o Samson Oil & Gas Limited, 1331 17th Street, Suite 710, Denver, CO 80202 and (ii) the persons listed below, to our knowledge, have sole voting and investment power with respect to all shares of ordinary shares shown as beneficially owned by them, subject to the application of community property laws where applicable. To the Company’s knowledge, none of the ordinary shares held by our executive officers and directors have been pledged as security as of that date. Beneficial ownership representing less than 1% is denoted with an asterisk.

	Ordinary Shares Beneficially Owned
Name	Amount of Ordinary Shares	Percent of Total Ordinary Shares
Terence Barr(1)	25,349,384	*
Dan Gralla(2)	7,914,260	*
Robyn Lamont(3)	9,472,038	*
David Ninke(4)	9,112,620	*
Denis Rakich(5)	5,000,000	*
Victor Rudenno(6)	12,934,346	*
Keith Skipper(7)	7,516,502	*
DeAnn Craig(8)	4,280,000	*
Eugene McColley(9)	6,536,834	*
Directors and Current Executive Officers as a group (nine persons)	86,115,984	3.46%

_____________________

(1)	Consists of 14,064,366 ordinary shares, 24,104 ADSs (482,080 ordinary shares), currently exercisable options to purchase 10,000,000 ordinary shares, and currently exercisable warrants to purchase 802,938 ordinary shares.

(2)	Consists of 70,713 ADSs (1,414,260 ordinary shares) and currently exercisable options to purchase 6,500,000 ordinary shares.

(3)	Consists of 1,961,178 ordinary shares, 25,543 ADSs (510,860 ordinary shares), currently exercisable options to purchase 7,000,000 ordinary shares.

(4)	Consists of 105,631 ADSs held free of restrictions (2,112,620 ordinary shares), and 7,000,000 options currently exercisable.

(5)	Consists of currently exercisable options to purchase 5,000,000 ordinary shares.

(6)	Consists of 5,892,105 ordinary shares, options currently exercisable to purchase 7,042,241 ordinary shares.

(7)	Consists of 936,502 ordinary shares and currently exercisable options to purchase 6,580,000 ordinary shares.

(8)	Consists of currently exercisable options to purchase 4,000,000 ordinary shares and 14,000 ADSs (280,000 ordinary shares).

(9)	Consists of 186,667 ADSs (3,733,333 ordinary shares) representing the proportionate interest Mr. McColley holds in ADSs held by Roaring Fork Capital SBIC, L.P., 100,125 ADSs (2,002,500 ordinary shares) held by Mr. McColley individually and 801,001 options to purchase ordinary shares held by Mr. McColley individually.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and objectives, what the compensation program is designed to reward, and the materials elements of the compensation program for our named executive officers (“executive officers”). Our compensation committee is comprised of the four independent members of the Board: committee chairperson Keith Skipper, Dr. Victor Rudenno, Dr. DeAnn Craig and Eugene McColley.

Compensation Philosophy and Objectives

The Compensation Committee believes that:

•	executive interests should be aligned with shareholder interests;

•	executive compensation should be structured to provide appropriate incentive and reasonable reward for the contributions made and performance achieved; and

•	a competitive compensation package must be provided to attract, motivate, and retain experienced and talented executives.

Our executive compensation program is designed to align pay with both short–term and long–term company performance. The intent of the program is to put a substantial portion of compensation at risk and tied to performance, and to reward unique or exceptional contributions to overall sustainable value creation for shareholders. The Compensation Committee’s intent is to maintain an executive compensation program that:

•	encourages growth in our oil and natural gas development and exploration, cash flow, balance sheet discipline, cost containment and achievement of production targets;

•	aligns executive and shareholder interests by creating an ongoing equity ownership position for executives;

•	attracts, motivates and retains superior executive talent over the long–term; and

•	provides compensation opportunities for high–performing executives.

The components of our executive compensation during the fiscal year ended June 30, 2013 are presented below and discussed in more detail later in this report:

•	a base salary that is competitive to the base salaries offered by other oil and gas exploration and production enterprises similar to our Company, the actual level of which is determined by individual performance, experience, and personal competencies;

•	annual cash incentive compensation for achieving targeted performance levels; and

•	ordinary share options to reward achievement of Company objectives, individual responsibility and productivity, and high quality work.

The Compensation Committee believes the total compensation of our executive officers should be comparable to companies approximately our size in the same industry. In reaching compensation decisions, the Compensation Committee will not mechanically apply the above compensation components. Rather, careful consideration is given to the appropriate percentage mix of such components so that each of our executive officers is individually and appropriately incentivized. In addition, the Compensation Committee may approve case–specific compensation plans to accommodate individual circumstances or non–recurring situations, as appropriate.

Employment Agreements

We amended our employment agreements with each of our executive officers (except for Mr. Rakich, who does not have an employment agreement, and Mr. Barr, as described below) effective as of January 1, 2011, to provide that each executive officer will receive benefits if his or her employment is terminated (other than for cause) by our Company, by the executive officer’s death or disability or in certain circumstances following a change in control. These arrangements reinforce and encourage our executive officers’ continued attention and dedication to their duties without the distraction arising from the possibility of a change in control of our Company and are intended to facilitate a smooth transition in the event of a change in control of our Company. In addition, these arrangements provide our executive officers with severance to help ease their financial transition from our Company. In accordance with Australian legal requirements, Mr. Barr’s amended employment agreement does not provide for any benefits payable upon a change in control. The details and amount of these benefits are described in the table below “—Potential Payments Upon Termination or Change in Control.”

Setting Compensation

Management provides the Compensation Committee with summary compensation information to assist it in understanding the totality of our executive compensation and benefit programs. This information shows the total dollar value of an executive officer’s accumulated compensation and benefits. These summaries provide the Compensation Committee with important information useful in analyzing and understanding the design, operation, and effectiveness of our executive compensation programs.

The Compensation Committee approves the final determination of compensation for Mr. Barr, our Managing Director, President and Chief Executive Officer. Mr. Barr makes recommendations to the Compensation Committee with respect to the compensation of our other executive officers based on the individual performance of each executive. In making its determinations with respect to compensation of our Chief Executive Officer and other executive officers, the Compensation Committee reviews the summary compensation information for each executive officer and considers the executive officer’s base salary, potential payments under selected performance scenarios and termination of employment and change–in–control scenarios, as well as accumulated equity in our Company, all in light of peer group practices. The purpose of this process is to analyze the total amount of actual and projected compensation of our executive officers and to determine whether any one component of compensation should be changed. The Compensation Committee then considers whether the actual and projected compensation is aligned with its compensation philosophy and competitive market practices.

During the fiscal year ended June 30, 2013, neither the Compensation Committee nor management retained a compensation consultant.

The Compensation Committee has determined that the compensation of our executive officers, both the total and its components, is generally consistent with the Compensation Committee’s expectations, philosophy, and current market practices.

Elements of Compensation

There are three primary components of our executive compensation program: (1) base salary; (2) annual cash bonuses; and (3) equity-based awards. Company perquisites are a minor element of our executive compensation program. Each element is described below.

Base Salary. The Compensation Committee believes that base salary is a critical element of executive compensation for attracting and retaining outstanding employees at all levels. The base salaries of our executive officers are reviewed by the Compensation Committee on the contract renewal date and adjusted from time to time to realign salaries with market levels, after taking into account individual responsibilities, performance, and experience. Base salaries are targeted for all executive officers at a level that is competitive with the base salaries offered by companies of similar size in our industry. Individual salaries take into account the individual’s performance, experience, and personal competencies.

There were no salary increases during fiscal year ended June 30, 2013.

Annual Cash Bonuses.

No bonus expense was accrued at June 30, 2013.

For the calendar year ending December 31, 2013, a payment of a bonus may be made at the discretion of the Board of Directors. Payment of a bonus will only be payable if the Company’s operations are cash flow positive for the quarter ending December 31, 2013. Cash flow has been defined by the Compensation Committee as all revenue including interest less all costs including interest. Costs will also exclude all exploration and development expenditure for the period after deduction of all administrative costs associated with these expenditures.

While the size of the bonus plan will be at the discretion of the Board, it may not be larger than 20% of the net cash balance after debt servicing as at December 31, 2013 and no greater than $1.2 million.

Equity-based Awards. We believe that granting options to purchase ordinary shares and other equity incentive instruments, such as restricted stock, to our executive officers creates an ownership culture that encourages long–term performance. We also believe that such equity–based awards are a fair form of equity compensation because they align the recipient’s interests with those of our shareholders. We currently sponsor the Samson Oil & Gas Stock Option Plan which authorizes the issuance of options to directors, executive officers and other employees. In the fiscal year ended June 30, 2013, zero options were granted under the Samson Oil & Gas Stock Option Plan to executive officers.

Perquisites and Other Compensation

We have provided, and intend to continue to maintain, relatively modest executive benefits and perquisites for our executive officers. The independent directors in their discretion may, however, elect to revise, amend or add to our executive officers’ benefits and perquisites if they deem it advisable to do so.

The Company maintains a health insurance plan and a 401(k) plan (including matching Company contributions), that are provided to all employees located in the United States. The Company is required by Australian law to contribute a portion of the gross income of any employee and certain directors located in Australia to an approved superannuation fund. The Company contributes to the superannuation fund for Denis Rakich and Keith Skipper. The Company also pays life insurance premiums on behalf of its executive officers.

Risk Considerations

The Compensation Committee and management have reviewed our compensation policies and practices and believe they encourage prudent business decisions and do not create or encourage excessive risks or risk taking that is reasonably likely to result in a material adverse impact on the Company.

Compensation Committee Interlocks and Insider Participation

None of members of the Compensation Committee have been or will be one of the Company’s officers or employees. The Company does not have any interlocking relationships between its executive officers and the Compensation Committee, nor has any such interlocking relationship existed in the past. Mr. Barr did not participate in deliberations concerning his own compensation as Managing Director, Chief Executive Officer and President.

Compensation Committee Report

We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of the Company, and, based on such review and discussion, have recommended to the Board inclusion of the Compensation Discussion and Analysis in this U.S. Proxy Statement and, through incorporation by reference from this U.S. Proxy Statement, the Company’s Annual Report on Form 10–K for the fiscal year ended June 30, 2013.

Compensation Committee:

Mr. Keith Skipper

Dr. Victor Rudenno

Dr. DeAnn Craig

Mr. Eugene McColley

Executive Officer Compensation in Fiscal Year Ended June 30, 2013

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our principal executive officer, our principal financial officer, and our three other executive officers other than the principal executive officer and principal financial officer who were serving as executive officers as of June 30, 2013 (the “named executive officers”).

Name and Principal Position	Fiscal Year Ended June 30	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation(5) ($)		All Other Compen- sation ($)(7)	Total ($)
Terence M. Barr	2013	400,000		–		–	–		–		27,924	427,924
Managing	2012	386,892		–		–	–		165,620		42,486	594,998
Director,	2011	333,169		262,500		54,439	501,000	(3)	132,000		34,674	1,185,782
Chief Executive Officer and President

Robyn Lamont	2013	242,000			–	–	31,043	(6)		–	30,863	303,906
Chief Financial	2012	230,343		10,000	(2)	-	112,727		69,017		23,389	493,794
Officer	2011	211,477		30,000		24,386	195,065	(4)	55,920		20,334	481,262

David Ninke	2013	276,716					31,043	(6)	-		32,556	340,315
Vice President–	2012	270,973		–			112,727		86,705		32,640	503,045
Exploration	2011	241,479		135,000		23,378	195,065	(4)	72,480		24,031	618,953

Denis Rakich	2013	127,332					22,174	(6)	-		12,674	162,180
Secretary	2012	123,848		–		–	80,519		31,489		12,384	248,240
	2011	108,261		16,796		15,784	139,332	(4)	28,800		10,826	290,999

Dan Gralla	2013	265,300					31,043	(6)	-		26,162	322,505
Vice President–	2012	264,330		–		–	112,727		79,582		25,698	482,337
Engineering	2011	132,648	(1)	–		–	195,065	(4)	67,200		7,350	335,063

________________________

(1)	Mr. Gralla’s employment as the Company’s Vice President – Engineering commenced on January 1, 2011. Mr. Gralla’s association with the Company commenced in August 2009 as a consulting engineer through his employment with Whitehall Engineering, a firm he controlled, that provided consulting services to Samson. From July 1, 2010 to December 31, 2011, Whitehall Engineering received $158,952, including a bonus of $42,500.
(2)	The Compensation Committee awarded $10,000 to Robyn Lamont, CFO, for her excellent work in corporate budget control and SEC reporting for the the fiscal year ended June 30, 2012.
(3)	These options have an expiry date of October 31, 2014 and an exercise price of A$0.08 cents per share. The aggregate grant date fair value was A$0.051. These amounts reflect the Company’s accounting expense under U.S. GAAP and do not correspond to the actual value that will be realized by the executive officers. The corresponding valuation under IFRS would be A$0.036.
(4)	These options have an expiry date of December 31, 2014 and an exercise price of A$0.08 cents per share. The aggregate grant date fair value was A$0.047. These amounts reflect the Company’s accounting expense under U.S. GAAP and do not correspond to the actual value that will be realized by the executive officers. The corresponding valuation under IFRS would be A$0.031.
(5)	Amounts shown represent annual cash incentive bonus awards earned in the fiscal year ended June 30, 2012.
(6)	This value represents the portion of the expense recognized during the current year.
(7)	The amounts for 2013 entitled “All Other Compensation” are detailed in the following table:

Name	Qualified Retirement Plan Employer Match ($)		Premium Towards Health Insurance Plans ($)	Automobile Running Costs ($)

Terence Barr	13,238		11,216	3,470
Robyn Lamont	17,305		7,708	5,850
David Ninke	17,302		11,913	3,341
Denis Rakich	12,674	(1)	-	-
Dan Gralla	17,272		7,266	1,624

______________________

(1)	Australian law superannuation contributions made by the Company.

Grants of Plan–Based Awards

No grants of plan-based awards were made in the fiscal year ended June 30, 2013.

Outstanding Equity Awards

The following table summarizes the holdings of stock options by our named executive officers as of June 30, 2013. Each equity grant is shown separately for each named executive officer.

	Option Awards
	Number of	Number of
	Securities	Securities	Option
	Underlying	Underlying	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Terence Barr	10,000,000	-	A$0.08	10/31/2014

Robyn Lamont	7,000,000	-	A$0.08	12/31/2014

David Ninke	7,000,000	-	A$0.08	12/31/2014

Denis Rakich	5,000,000	-	A$0.08	12/31/2014

Dan Gralla	6,500,000	-	A$0.08	12/31/2014

All options in this table are options to purchase ordinary shares exercisable into ordinary shares on a 1:1 ratio vest in equal installments annually over three years beginning on January 31, 2011.

Option Exercises and Stock Vested

The following table summarizes compensatory option exercises and vesting of stock for our executive officers for fiscal year ended June 30, 2013.

	Option Awards		Stock Awards
Number
of
	Shares		Number of
	Acquired	Value	Shares	Value
	on	Realized on	Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
Terence Barr	-	-	-	-
Robyn Lamont	-	-	-	-
David Ninke	-	-	-	-
Denis Rakich	-	-	-	-
Dan Gralla	-	-	-	-

Pension Benefits

We do not have any tax–qualified defined benefit plans or supplemental executive retirement plans that provide for payments or other benefits to our executive officers in connection with their retirement.

Non-Qualified Defined Contribution and Other Deferred Compensation Plans

We do not have any non–qualified defined contribution plan or other deferred compensation plans that provide for payments or other benefits to our executive officers.

Potential Payments upon Termination or Change in Control

The table below reflects estimated amounts of compensation payable by us to each of our executive officers (except for Mr. Rakich who does not have an employment agreement with the Company) upon their termination of employment with us. The actual amounts to be paid out can only be determined at the time of such executive officer’s termination. Regardless of the manner in which an executive officer terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	accrued salary;

•	ordinary share options awarded, to the extent vested;

•	any amounts payable pursuant to the terms of company plans and policies (e.g. incentive compensation plan, unused vacation pay, any distributions due under health or disability insurance plans);

•	reimbursement of expenses incurred prior to the date of termination; and

•	amounts contributed and vested under our 401(k) plan.

If an executive officer’s employment is terminated without cause, or for death or disability, then we will also pay the executive officer an amount equal to his or her total salary for the difference between the 90 days’ notice of termination (12 months for Mr. Barr) that is required by each employment agreement, and the actual notice given by the Company, subject to all appropriate withholdings and deductions. A “resignation with good reason” of an executive officer is treated the same as a termination without cause by the Company. A change in compensation or benefits not permitted under the employment agreement, including a failure to have a cash bonus plan in place, can be the basis for a resignation with good reason under the employment agreements.

For executive officers whose employment agreement contain change in control provision, if there is a change in control of the Company at any time during the term of the employment agreement, however, whether before or after any notice of termination without cause, then the executive officer shall be entitled to receive notice of the effective date of termination 12 months prior to such date. If there is a change in control during the term of the employment agreement and the Company provides executive officer with a notice of termination that is less than the change in control notice period, then the severance payments shall be based on the difference between the change in control notice period and the actual notice given by the Company. In accordance with Australian legal requirements, Mr. Barr’s employment agreement does not provide for any severance payments upon a change in control.

A “change in control” is generally deemed to occur under the employment agreements if (i) any person, entity or group becomes the beneficial owner, directly or indirectly, of 50.1% or more of the voting securities of the Company; or (ii) as a result of, or in connection with, any tender offer, exchange offer, merger, business combination, sale of assets or contested election of directors, the persons who were directors of the Company immediately before such a transaction no longer constitute a majority of the directors of the Company; or (iii) the Company is merged or consolidated with another corporation or entity and, as a result of the merger or consolidation, less than 50.1% of the outstanding voting securities of the surviving corporation or entity is then owned in the aggregate by the former shareholders of the Company; or (iv) the Company transfers all or substantially all or substantially all of its assets to another company which is not a wholly owned subsidiary of the Company.

The following table shows the potential payments upon termination of employment of our executive officers as of June 30, 2013. For the purposes of this table, it is assumed that the terminated employee receives the maximum payment under his or her employment agreement with the Company.

Name	Termination Event	Cash Severance Payment ($)	Accelerated Vesting ($) (1)	Continuation of Additional Benefits ($)	Total ($)
Terence M. Barr	Voluntary or For Cause:	–	–	–	–
	Without Cause or For Good Reason:	440,000	–	6,542	446,542
	Disability:	440,000	–	–	440,000
	Death:	440,000	–	–	440,000
	Change in Control:	–	–	–	–

Robyn Lamont	Voluntary or For Cause:	–	–	–	–
	Without Cause or For Good Reason:	60,500	–	6,143	66,643
	Disability:	60,500	–	6,143	66,643
	Death:	60,500	–	–	60,500
	Change in Control:	242,000	0	24,573	266,573

David Ninke	Voluntary or For Cause:	–	–	–	–
	Without Cause or For Good Reason:	69,179	–	6,494	75,673
	Disability:	69,179	–	6,494	75,673
	Death:	69,179	–	–	69,179
	Change in Control:	276,717	0	25,977	302,694

Denis Rakich	Voluntary or For Cause:	–	–	–	–
	Without Cause or For Good Reason :	–	–	–	–
	Disability:	–	–	–	–
	Death:	–	–	–	–
	Change in Control:	–	–	–	–

Dan Gralla	Voluntary or For Cause:	–	–	–	–
	Without Cause or For Good Reason:	66,325	–	3,675	70,000
	Disability:	66,325	–	3,675	66,325
	Death:	66,325	–	–	66,325
	Change in Control:	265,300	0	14,700	280,000

Director Compensation in 2013

Each member of the Board received A$80,000 per annum. The chairman of the Board received an additional A$25,000 per annum. The U.S. dollar amounts are in the table directly below. Mr. Barr receives no additional compensation for serving as a director.

Director Summary Compensation Table

The following table summarizes the compensation we paid to our non–employee directors during fiscal year ended June 30, 2013. Mr. McColley was appointed director in October 2013.

				Australian
				superannuation
	Fees Earned			contributions
	or Paid	Stock	Option	made by the
	in Cash	Awards	Awards	Company	Total
Name	($)	($)	($)	($)	($)
Victor Rudenno	107,846	-	-	-	107,846
Keith Skipper	73,562	-	-	8,174	81,736
DeAnn Craig	81,736	-	-	-	81,736

Securities Authorized for Issuance under Equity Compensation Plans

None.

Policy Regarding Related Person Transactions

The Audit Committee has adopted a written policy regarding the review and approval of transactions between us and any “related person.”  Pursuant to the Audit Committee charter, the Audit Committee must review any transaction involving the Company and any related party at least once a year or upon any significant change in the transaction or relationship. The Committee shall also oversee any related party transactions. For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S–K, as it may be amended from time to time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended June 30, 2013.

CORPORATE GOVERNANCE

General

Our business is managed under the direction of the Board. In connection with its oversight of our operations and governance, the Board has adopted, among other things, the following:

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues; and

•	charters of the Audit Committee and Compensation Committee of the Board.

Each of these documents can be viewed on our website at www.samsonoilandgas.com. We will disclose on our website any amendment or waiver of the Code of Business Conduct and Ethics in the manner required by SEC and NYSE MKT rules. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Samson Oil & Gas Limited, 1331 17th Street, Suite 710, Denver, Colorado 80202.

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. Directors are requested to make attendance at meetings of the Board and Board committees a priority, to come to meetings prepared, having read any materials provided to them prior to the meetings and to participate actively in the meetings. The Board held 15 meetings in fiscal year ended June 30, 2013 and acted ten times by written consent. No director, during his period of service in this fiscal year, attended fewer than 75% of the total number of meetings of the Board and committees on which he served. Directors are expected to attend the Annual General Meeting. All directors attended the 2012 annual shareholders’ meeting.

Board Committees

The composition and primary responsibilities of the Audit Committee and the Compensation Committee are described below.

The Audit Committee currently consists of Mr. Skipper and Drs. Craig and Rudenno, with Dr. Craig acting as Chairman. The primary function of the Audit Committee is to assist the Board in its oversight of our financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices. The Board has determined that Dr. Rudenno of the committee qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S–K and that each member of the committee is independent under applicable NYSE MKT and SEC rules. See “Resolution 1 and 2—Election of Directors—Board of Directors” for a summary of the business experience of each member of the committee. During fiscal year ended June 30, 2013, the Audit Committee held five meetings and acted nil times by written consent.

The Compensation Committee currently consists of Messrs. Skipper and McColley and Drs. Rudennno and Craig, with Mr. Skipper acting as Chairman. The purpose of the Committee is to (i) discharge the Board’s responsibilities relating to the compensation of Samson’s executive officers and directors, (ii) review and discuss with management the Compensation Discussion and Analysis to be included in the U.S. Proxy Statement and Annual Report on Form 10–K and (iii) prepare the Compensation Committee Report required by Securities and Exchange Commission rules for inclusion in Samson’s annual report and U.S. Proxy Statement in order to recommend that the Compensation Discussion and Analysis be included in such U.S. Proxy Statement and annual report. The Board has determined that each member of the committee is (i) independent under applicable NYSE MKT rules, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). During fiscal year ended June 30, 2013, the Compensation Committee held five meetings and acted nil times by written consent. The Compensation and Audit Committees also communicate frequently by email.

The Committee shall endeavor to ensure that compensation programs are designed to encourage high performance, promote accountability and align the affected employees’ interests with those of the Company’s shareholders.

Due to the Company’s small size and limited number of directors and officers, the Company does not have a nominating committee. The four independent directors perform certain functions of a nominating committee; in particular, the independent directors: (i) oversee compliance by Samson, the Board and its committees with corporate governance principles; (ii) advise the Board with respect to the structure and composition of committees of the Board, (iii) are responsible for overseeing the annual review of the Board’s performance, (iv) recommend the compensation of the Company’s directors, and (v) address related matters. The full Board votes when selecting Board nominees.

The Board does not have a formal policy with respect to the consideration of diversity when assessing directors and directorial candidates, but considers diversity as part of its overall assessment of the board’s functioning and needs. The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Director Independence

The Board has determined that, other than Mr. Barr, each member of the Board is independent under NYSE MKT rules. Pursuant to these rules “independent director” means a person other than an executive officer or employee of the Company. No director qualifies as independent unless the issuer’s board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, there are a number of specific criteria that would disqualify a director from being considered independent, none of which apply to the Company’s four directors besides Mr. Barr.

Managing Director

The Company’s constitution enables the Board to appoint one or more managing directors. The Board may delegate any of the powers of the Board to a managing director, as permitted by applicable law. The Board may remove the managing director from the office of managing director at any time. The company’s constitution exempts the managing director from retiring by rotation with the rest of the members of the Board, and the managing director is therefore never up for election at any Annual General Meeting.

Non–Management Sessions

The Board meets in executive session without management as it deems necessary. In addition, all four independent members of the Board are members of the Compensation Committee. Therefore, every time this committee meets, the Board is holding meetings in executive session. Prior to Mr. McColley’s appointment to the Board, all meetings of the Audit Committee also constituted executive sessions.

Communicating with the Board of Directors

Interested parties may direct correspondence to the Board or to any individual director by mail to the following address: Samson Oil & Gas Limited, Attn: Chairman, Board of Directors, 1331 17th Street, Suite 710, Denver, Colorado 80202.

Communications should indicate (i) the type and amount of Samson securities held by the person submitting the communication, if any, and/or the nature of the person’s other interest in Samson, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e–mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

We are incorporated under the laws of Australia and, accordingly, are subject to the Australian Corporations Act 2001. Under the Corporations Act 2001, our shareholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual General Meeting.

Proposals by Holders of Ordinary Shares and Holders of ADSs

Any proposal that a holders of ordinary shares or ADSs wishes to include in proxy materials for our 2014 Annual General Meeting of shareholders pursuant to SEC Rule 14a–8 must be received no later than Wednesday, June 18, 2014 and must be submitted in compliance with the rule. If we change the date of next year’s meeting by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. Proposals should be directed to Samson Oil & Gas Limited, Attn: Secretary, Level 16, AMP Building, 140 St Georges Terrace, Perth, Western Australia 6000.

Pursuant to SEC Rule 14a–4(c)(1), if our Secretary receives any shareholder proposal at the address listed above after Monday, September 1, 2014  that is intended to be presented at the 2014 Annual General Meeting without inclusion in the U.S. Proxy Statement for the meeting, all proxies will have discretionary authority to vote on such proposal.

Notwithstanding the foregoing, any nomination for director that a shareholder wishes to propose for consideration at the 2014 Annual General Meeting of shareholders, but does not seek to include in our U.S. Proxy Statement under applicable SEC rules, must be received at our principal executive offices no later than 30 business days before the 2014 Annual General Meeting pursuant to Section 3.5 of the Company’s constitution. Section 3.5 of our Constitution also requires that the Company receive a consent to act as a director signed by the person who is nominated at least 30 business days before the 2014 Annual General Meeting. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise proceed pursuant to the Company’s constitution and the Corporations Act 2001.

Board Leadership Structure and Risk Management

Dr. Rudenno serves as our Chairman of the Board and our lead independent director. His duties in that role include presiding at executive sessions of the independent directors, reviewing agendas for board meetings, reviewing with the Managing Director, Chief Executive Officer and President his annual goals and objectives, and consulting with the Board regarding its evaluation of the performance of the Managing Director, Chief Executive Officer and President. The Board believes that Dr. Rudenno’s strong leadership as lead independent director, together with its supermajority of independent directors and other aspects of its governance, provides appropriate independent oversight to Board decisions.

Mr. Barr currently serves as our Managing Director, Chief Executive Officer and President. Each of our other directors is an independent director under the rules of the NYSE MKT. Mr. Barr has served as Managing Director, Chief Executive Officer and President since January 2005. Accordingly, the Board believes that he is uniquely qualified to be the person who typically sets the agenda for, and leads discussions of, strategic issues for the Company.

The Board oversees the risks involved in the Company’s operations as part of its overall oversight function, integrating risk management into the Company’s overall compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. The independent directors of the Board consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

EXHIBIT A
REMUNERATION REPORT

Remuneration Report

The remuneration report is set out under the following headings:

A.	Principles used to determine the nature and amount of remuneration
B.	Details of remuneration
C.	Service agreements
D.	Company performance

The information provided in this remuneration report has been audited as required by section 308 (3C) of the Corporations Act 2001.

A. Principles used to determine the nature and amount of remuneration

The objective of the Consolidated Entity’s executive reward framework is to ensure reward for performance is competitive and appropriate for the results delivered. The performance of the Company depends upon the quality of its Directors and executives. To be successful and maximize shareholder wealth, the Company must attract, motivate and retain highly skilled Directors and executives.

Remuneration packages applicable to the executive Directors, senior executives and non-executive Directors are established with due regard to:

•	Performance against set goals

•	Ability to attract and retain qualified and experienced Directors and senior executives.

The Company has formed a Compensation Committee. Dr DeAnn Craig, Dr Victor Rudenno and Mr Keith Skipper are the current members of the Compensation Committee. The Compensation Committee is responsible for determining and reviewing compensation arrangements for Directors and executives. The Committee assesses the appropriateness of the nature and amount of remuneration of Directors and executives on a periodic basis by reference to relevant employment market conditions with the overall objective of ensuring maximum stakeholder benefit from the retention of a high quality Board and executive team.

Non-executive Director Remuneration

Fees and payments to non-executive Directors reflect the demands which are made on, and the responsibilities of, the Directors. Non-executive Directors’ fees and payments are reviewed annually by the board. The Chair’s fees are determined independently of the other non-executive Directors. The Chair is not present at any discussions relating to determination of his own remuneration.

The ASX Listing Rules specify that the aggregate remuneration of non-executive Directors shall be determined from time to time by a general meeting. An amount not exceeding the amount determined is then divided between Directors as agreed. The latest determination was at the Annual General Meeting held on 18 November 2010 when shareholders approved an aggregate remuneration of A$500,000 per annum. The amount of aggregate remuneration sought to be approved by shareholders and the manner in which it is apportioned amongst Directors is reviewed annually.

Non-executive Directors are encouraged by the Board to hold shares in the Company (purchased by Directors on market). It is considered good governance for Directors to have a stake in the Company on whose Board they sit.

Remuneration Incentives

The Company does not have a policy in place limiting the Directors exposure to risk in relation to the Company’s options.

NOTICE OF ANNUAL GENERAL MEETING 15 NOVEMBER 2013

The remuneration of non-executive Directors for the year ended 30 June 2013 and 2012 is detailed in Table 1 and Table 2 of this report.

Executive Remuneration

The Company aims to reward executives with a level and mix of remuneration commensurate with their position and responsibilities within the Company and so as to:

•	Align the interests of executives with those of shareholders;

•	Link reward with strategic goals and performance of the Company; and

•	Ensure total remuneration is competitive by market standards.

Base pay for executives is reviewed on the contract renewal date to ensure the base pay is set to reflect the market for a comparable role. There are no guaranteed base pay increases included in any executives’ contracts.

Remuneration consists of fixed remuneration and remuneration incentives in the form of options issued in the Company.

The level of fixed remuneration is reviewed annually by the Board having due regard to performance against goals set for the year and relevant comparative information. The Board has access to external advice independent of management if required. During the year ended 30 June 2012 the Board sought advice from Mercer (USA) Inc. in regards to the remuneration, including long term incentives for employees of the Consolidated Entity.

Remuneration Incentives

Directors’ remuneration is not linked to either long term or short term incentives. The Board feels that the expiry date and exercise price of the options issued to the Directors in the current and prior years are sufficient to align the goals of the Directors and executives with those of the shareholders to maximize shareholder wealth. There are no performance criteria or service conditions attached to options issued to Directors.

During the prior year, the Board agreed that vesting conditions should be included in relation to the options issued to new executives. Previously, similar to the Directors incentives detailed above, no conditions were placed on options issued to executives.

A new bonus arrangement was put in place for the period 1 January 2012 to 30 June 2012. Bonuses will be earned by meeting the thresholds set by the Board for each of the three performance criteria: share price growth, reserve growth and production growth. Each metric is treated individually. Additionally the Bonus Pool will include a discretionary component available for award by the Compensation Committee for performance by an individual outside of the performance criteria. To achieve the Bonus Pool in totality, the company has to meet the targeted thresholds for all three criteria. The current Bonus Plan also includes a set of “Stretch Targets”, which would reward the achievement of extraordinary results for Samson shareholders.

The weighting of each of these metrics and the discretionary component for the six months ended 30 June 2012 is shown in the table below:

Metric	Weight	Threshold	Target	Stretch
Production	20%	55,000 bbls	75,000 bbls	100,000 bbls
Reserves	20%	0.853 MMstb	1.1595 MMstb	1.546 MMstb
Share Price	30%	12 cents	15 cents	18 cents
Discretionary	30%

Although none of the thresholds were met a portion of the discretionary component of the bonus was awarded in recognition of the efforts by all employees throughout the period. $133,168 was accrued during the prior period. This amount was paid in the current period in relation to this accrual.

NOTICE OF ANNUAL GENERAL MEETING 15 NOVEMBER 2013

Current bonus plan

For the calendar year ended 31 December 2013, the payment of a bonus will be at the discretion of the Board of Directors. Payment of a bonus will only be payable if the Consolidated Entity’s operations are cash flow positive for the December quarter 2013. Cash flow has been defined by the Compensation Committee as all revenue including interest less all costs including interest. Costs will also exclude all exploration and development expenditure for the period after deduction of all administrative costs associated with these expenditures.

While the size of the bonus plan will be at the discretion of the Board, it may not be larger than 20% of the net cash balance after debt servicing as at 31 December 2013 and no greater than $1.2m. No bonus expense has been accrued as at 30 June 2013.

B. Details of Remuneration

Amounts of remuneration

Details of remuneration of the Directors and executives of the Company and Consolidated Entity in accordance with the requirements of the Corporations Act 2001 and its Regulations are set out in the following tables.

For the purposes of this report, Key Management Personnel (KMP) of the Consolidated Entity are defined as those persons having authority and responsibility for planning, directing and controlling the major activities of the Company and the Consolidated Entity, directly or indirectly, including any director (whether executive or otherwise) of the Parent Company.

Terry Barr	Managing Director
Victor Rudenno	Non-executive Director, Chairman
Keith Skipper	Non-executive Director
DeAnn Craig	Non-executive Director
Denis Rakich	Company Secretary
Robyn Lamont	Chief Financial Officer
David Ninke	Vice President – Exploration
Dan Gralla	Vice President – Engineering

Table 1: Key Management Personnel compensation for the year ended 30 June 2013

	Short Term				Post Employment	Share-based Payments		Total	Total Performance Related
	Salary & Fees	Bonus Paid	Non-monetary Benefits	Accrued Bonus	Super - annuation	Options	Ordinary Shares
	$	$	$	$	$	$	$	$	$
Directors
T. Barr	400,000	-	3,470	-	13,238	-	-	416,708	0.0%
D. Craig	81,736	-	-	-	-	-	-	81,736	0.0%
K. Skipper	73,562	-	-	-	8,174	-	-	81,736	0.0%
V. Rudenno	107,846	-	-	-	-	-	-	107,846	0.0%

Executives
D. Rakich[1]	127,332	-	-	-	12,674	14,704	-	154,709	9.5%
R. Lamont[1]	242,000	-	5,850	-	17,305	20,584	-	285,739	7.1%
D. Ninke[1]	276,716	-	3,341	-	17,302	20,584	-	317,943	6.4%
D. Gralla[1]	265,300	-	1,624	-	17,272	20,584	-	304,780	6.7%
	1,574,492	-	14,285	-	85,964	76,456	-	1,751,197

1 These options were issued during the year ended 30 June 2011; and subject to the following vesting schedule dependent on each employee’s continued employment with the Company – one third vested on 31 January 2011, one third vested on 31 January 2012, and the remaining third vested on 31 January 2013. All employees were still employed at the final vesting date, therefore all options vested. This value represents the portion of the expense recognized during the current year.

NOTICE OF ANNUAL GENERAL MEETING 15 NOVEMBER 2013

Table 2: Key Management Personnel compensation for the years ended 30 June 2012

	Short Term				Post Employment	Share-based Payments		Total	Total Performance Related
	Salary & Fees	Bonus Paid	Non-monetary Benefits	Accrued Bonus	Super - annuation	Options	Ordinary Shares
	$	$	$	$	$	$	$	$	$
Directors
T. Barr	386,892	118,800	12,643	46,820	15,340	-	-	580,495	8.0%
D. Craig	73,949	-			-	308,407	-	382,356	80.7%
K. Skipper	65,553	-			6,687	-	-	72,240	0.0%
V. Rudenno	98,040	-			-	-		98,040	0.0%

Executives
D. Rakich[1]	123,848	27,671	-	3,818	12,384	53,109	-	220,830	25.8%
R. Lamont[1]	230,343	50,238	6,722	18,779	12,967	74,352	-	393,401	23.7%
D. Ninke[1]	270,943	65,232	7,184	21,473	15,043	74,352	-	454,227	21.1%
D. Gralla[1]	264,330	60,480	7,628	19,102	15,340	74,352	-	441,232	21.2%
	1,513,898	322,421	34,177	109,992	77,761	584,572	-	2,642,821

1 These options were issued during the year ended 30 June 2011; however are subject to a vesting schedule dependent on each employee’s continued employment with the Company. This value represents the portion of the expense recognized during the

Table 3 Compensation options: Granted and vested during the year (Consolidated) – in Australian Dollars

Name	Grant Number	Grant Date	Fair value Per option at grant date $	Exercise price per option $	Expiry date	First Exercise Date	Last exercise date	Vested No.*	Vested %
Directors
T. Barr	-	-	-	-	-	-	-	-	-
D. Craig	-	-	-	-	-	-	-	-	-
V. Rudenno	-	-	-	-	-	-	-	-	-
K. Skipper	-	-	-	-	-	-	-	-	-

Executives
D. Rakich*	-	-	-	-	-	-	-	1,666,666	33
R. Lamont*	-	-	-	-	-	-	-	2,333,333	33
D. Ninke*	-	-	-	-	-	-	-	2,333,333	33
D. Gralla*	-	-	-	-	-	-	-	2,333,333	33
Total	-	-	-	-	-	-	-	8,666,665	-

*These options were issued during the year ended 30 June 2011; and subject to the following vesting schedule dependent on each employee’s continued employment with the Company – one third vested on 31 January 2011, one third vested on 31 January 2012, and the remaining third vested on 31 January 2013. All employees were still employed at the final vesting date, therefore all options vested.

Table 4 Compensation options: Granted and vested during the prior year (Consolidated) – in Australian Dollars

Name	Grant Number	Grant Date	Fair value Per option at grant date $	Exercise price per option $	Expiry date	First Exercise Date	Last exercise date	Vested No.*	Vested %
Directors
T. Barr	-	-	-	-	-	-	-	-	-
D. Craig	4,000,000	29 Nov 2011	0.077	0.155	31 Oct 2015	29 Nov 2011	31 Oct 2015	4,000,000	100
V. Rudenno	-	-	-	-	-	-	-	-	-
K. Skipper	-	-	-	-	-	-	-	-	-

Executives
D. Rakich*	-	-	-	-	-	-	-	1,666,666	33
R. Lamont*	-	-	-	-	-	-	-	2,333,333	33
D. Ninke*	-	-	-	-	-	-	-	2,333,333	33
D. Gralla*	-	-	-	-	-	-	-	2,333,333	33
Total	4,000,000	-	-	-	-	-	-	12,666,665

* These options were issued during the year ended 30 June 2011; however are subject to a vesting schedule dependent on each employee’s continued employment with the Company. This represents the portion of the options vested during the prior year.

NOTICE OF ANNUAL GENERAL MEETING 15 NOVEMBER 2013

C. Service Agreements

It is the Board’s policy that employment contracts are only entered into with the managing director and senior executives. As such contracts have been entered into for Mr. Barr, Mr. Gralla, Mr. Ninke and Ms. Lamont. Details of these contracts are included below.

Mr. Barr – Chief Executive Officer

Effective 1 January 2011, Mr Barr has been retained by the Company to act as the Company’s President, Managing Director and Chief Executive officer for a period of three years with an option to extend the contract for an additional three years. As of 1 January 2012, the contract allows for total compensation of $454,700 (cash and non-cash benefits).

Mr. Ninke – Vice President Exploration

Effective 1 January 2011, Mr Ninke has been retained by the Company to act as Vice President - Exploration for a period of three years with an option to extend the contract for an additional three years. As of 1 January 2012, the contract allows for total compensation of $301,417 (cash and non-cash benefits). Mr Ninke also retains the right to receive a 1% revenue royalty from production from prospects identified and recommended prior to 31 March 2011, being the Diamondback prospect. This prospect has yet to be drilled.

Ms. Lamont – Chief Financial Officer

Effective 1 January 2011, Ms. Lamont has been retained by the Company to act as the Vice President – Finance and Chief Financial Officer for a period of three years with an option to extend the contract for an additional three years. As of 1 January 2012, the contract allows for total compensation of $266,700 (cash and non-cash benefits).

Mr Gralla – Vice President Engineering

Effective 1 January 2011, Mr Gralla has been retained by the Company to act as the Vice President – Engineering for a period of three years with an option to extend the contract for an additional three years. As of 1 January 2012, the contract allows for total compensation of $290,000 (cash and non-cash benefits).

D. Company Performance

The Company’s performance is reflected in the movement in the Company’s earnings/(loss) per share (EPS) over time. The graph below shows Samson Oil & Gas Limited’s basic EPS history for the past five years, including the current period as well as the average share price quoted from the ASX.

EPS for the years ended 30 June 2013, 2012, 2011, 2010 and 2009 has been measured based on the net (loss)/profit as calculated by the application of Australian Accounting Standards.

NOTICE OF ANNUAL GENERAL MEETING 15 NOVEMBER 2013

ANNEXURE “B”
Terms and Conditions of Issue of New Options

Each New Option entitles the holder to subscribe for and be allotted one ordinary share in the capital of the Company. The exercise price is A$0.038 cents per New Option (the "Exercise Price”).

1.	The New Options are exercisable at any time prior to 5.00pm (Perth time) on 31 March 2017 (the “Expiry Date”), by notice in writing to the Directors accompanied by payment of the Exercise Price.

2.	The New Options are transferable and an application will be made to the ASX for Official Quotation of the New Options.

3.	Shares will be allotted and issued pursuant to the exercise of New Options not more than 10 business days after receipt of a properly executed notice of exercise and payment of the requisite application moneys.

4.	Shares issued upon exercise of the New Options will rank pari passu in all respects with Company’s fully paid ordinary shares. The Company will apply for Official Quotation by ASX of all shares issued upon the exercise of New Options within 3 Business Days after the date of allotment of those shares.

5.	There are no participating rights or entitlements inherent in the New Options and holders will not be entitled to participate in new issues of capital offered or made to the Shareholders during the currency of the New Options. However, the Company will send a notice to each optionholder at least 10 business days before the record date for any proposed issue of capital. This will give optionholders the opportunity to exercises their New Options prior to the date for determining entitlements to participate in any such issue.

6.	There are no rights to a change in the exercise price, or in the number of shares over which the New Options can be exercised, in the event of a bonus issue by the Company prior to the exercise of any New Options.

7.	In the event of any reorganization of the issued capital of the Company on or prior to the Expiry Date, the rights of an option holder will be changed to the extent necessary to comply with the applicable ASX Listing Rules at the time of the reorganization.

8.	The Company will, at least 20 Business Days before the Expiry Date, send notices to the optionholders stating the name of the optionholder, the number of New Options held, the exercise price, and the consequences of non-payment.

NOTICE OF ANNUAL GENERAL MEETING 15 NOVEMBER 2013

ANNEXURE “C”

Terms and Conditions of Issue of New Director Options

1.	Each New Director Option entitles the holder to subscribe for and be allotted one ordinary share in the capital of the Company. The exercise price is A$0.039 cents per Option (the "Exercise Price”).

2.	The New Director Options are exercisable at any time prior to 5.00pm (Perth time) on 30 November 2017 (the “Expiry Date”), by notice in writing to the Directors accompanied by payment of the Exercise Price.

3.	The New Director Options are not transferable.

4.	Shares will be allotted and issued pursuant to the exercise of New Director Options not more than 10 business days after receipt of a properly executed notice of exercise and payment of the requisite application moneys.

5.	Shares issued upon exercise of the New Director Options will rank pari passu in all respects with Company’s fully paid ordinary shares. The Company will apply for Official Quotation by ASX of all shares issued upon the exercise of New Director Options within 3 Business Days after the date of allotment of those shares.

6.	There are no participating rights or entitlements inherent in the New Director Options and holders will not be entitled to participate in new issues of capital offered or made to the Shareholders during the currency of the New Director Options. However, the Company will send a notice to each optionholder at least 10 business days before the record date for any proposed issue of capital. This will give optionholders the opportunity to exercises their New Director Options prior to the date for determining entitlements to participate in any such issue.

7.	There are no rights to a change in the exercise price, or in the number of shares over which the New Director Options can be exercised, in the event of a bonus issue by the Company prior to the exercise of any New Director Options.

8.	In the event of any reorganisation of the issued capital of the Company on or prior to the Expiry Date, the rights of an option holder will be changed to the extent necessary to comply with the applicable ASX Listing Rules at the time of the reorganisation.

9.	The Company will, at least 20 Business Days before the Expiry Date, send notices to the optionholders stating the name of the optionholder, the number of New Director Options held, the exercise price, and the consequences of non-payment.

10.	The following provisions shall apply in the case of a U.S. Optionee (as defined below).

(a)	"Section 409A" means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder.

(b)	"U.S. Option" means an option issued to a U.S. Optionee on these terms and conditions.

(c)	“U.S. Optionee” means a holder of New Director Options who is subject to U.S. federal income taxation.

(d)	Bonus shares shall be issued upon the exercise of a U.S. Option only to the extent that such issuance does not cause the option to be or become nonqualified deferred compensation within the meaning of Section 409A.

NOTICE OF ANNUAL GENERAL MEETING 15 NOVEMBER 2013

(e)	U.S. Options are intended to be rights that do not provide for the deferral of compensation subject to Section 409A by means of complying with U.S. Treasury Regulations Section 1.409A-1(b)(5) or to otherwise be exempt from Section 409A. A U.S. Option shall be interpreted and administered in a manner so as to avoid the imposition of additional tax, interest, or other sanction on a U.S. Optionee pursuant to Section 409A. If any provision, term, or condition of a U.S. Option would otherwise frustrate or conflict with such intent, such provision, term or condition will be interpreted and deemed amended so as to avoid such conflict to the fullest extent possible. If, at any time, the Company determines that the terms of a U.S. Option may result in additional tax, interest, or other sanction on a U.S. Optionee under Section 409A, the Company shall have the authority, but shall not be required, to enter into an amendment of such U.S. Option that is designed to avoid the imposition of such additional tax, interest, or other sanction on the U.S. Optionee. Notwithstanding any other provision of any U.S. Option, the Company does not guarantee or warrant to any person that a U.S. Option intended to not be subject to or otherwise exempt from Section 409A shall be so exempt, nor that a U.S. Option intended to comply with Section 409A shall so comply, nor shall the Company indemnify, defend, or hold harmless any person with respect to the tax consequences of any such failure of any U.S. Option to not be subject to, not be exempt from, or otherwise not comply with Section 409A. A U.S. Optionee or beneficiary thereof shall be solely responsible for any and all tax consequences of U.S. Options awarded to him or her, including any tax consequences arising under Section 409A. The Company provides no guarantee or assurance concerning the tax consequences to any person of U.S. Options.

PROXY FORM

The Secretary

Samson Oil & Gas Limited

Level 16, AMP Building

140 St Georges Terrace

PERTH WA 6000

I/We	(Full Name – Block Letters)

of	being a member of Samson Oil & Gas Limited

hereby appoint		to exercise	% of my/our voting rights
(Name of 1st Proxy)

to exercise	% of my/our voting rights

(2nd Proxy - Optional)

or in his/her absence, the Chairman of the meeting as my/our proxy/proxies to vote on my/our behalf at the General Meeting of the Company to be held at 10.00am on Friday, 15 November 2013 and at any adjournment thereof.

The Chairman of the meeting will act as your proxy if you do not appoint someone. It is the Chairman’s intention to exercise all undirected proxies in favour of the resolutions 1, 2, 3, 4, 5 and advisory vote 7. It is the Chairman’s intention to exercise all undirected proxies against of the resolution 6, should this resolution be put to the meeting.

If the Chairman is appointed as your proxy (either expressly or by default) and you do not wish to direct your proxy how to vote, please place a mark in this box ❑

By marking the box above you acknowledge that if you have appointed the Chairman as your proxy (either expressly or by default):

(1)	he may exercise the undirected proxy even if he has an interest in the outcome of resolution 4 or advisory vote 7 and votes cast by him other than as proxy would be disregarded because of that interest; and

(2)	he is expressly authorised to exercise the undirected proxy in respect of resolutions 3 and 6 in the manner described above even though resolution 3 is connected with the remuneration of a member of the Key Management Personnel and resolution 6 may result in the convening of the Spill Meeting and Directors (including the Chairman) ceasing to hold office immediately prior to that meeting.

If you do not mark the box above, and you have not directed your proxy how to vote, then in respect of resolution 3 and resolution 6 (if this resolution is put to the meeting) the Chairman will not cast your votes and your votes will not be counted in calculating the required majority if a poll is called on those resolutions.

	RESOLUTIONS	FOR	AGAINST	ABSTAIN
1	To re-elect Dr DeAnn Craig as a director	❑	❑	❑
2	To re-elect Mr Eugene McColley as a director	❑	❑	❑
3	Adoption of remuneration report	❑	❑	❑
4	Ratify allotment of shares and issue of options	❑	❑	❑
5	Approve issue of options to Mr Eugene McColley	❑	❑	❑
6	Spill resolution	❑	❑	❑
7	Advisory vote to approve named executive officer compensation	❑	❑	❑

Dated this	day of	2013.

______________________________________________

Signature of Member signature of Joint Member

or if a company:

THE COMMON SEAL OF ____________________________ )

was affixed in the presence of, ) And the sealing is attested by: )

___________________________ _____________________

Secretary Director

INSTRUCTIONS FOR APPOINTMENT OF PROXY

(1)	A member entitled to attend and vote at the meeting is entitled to appoint not more than two proxies.

(2)	Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the member's voting rights. If that proportion is not specified, each proxy may exercise one-half of the member’s voting rights.

(3)	A proxy need not be a member of the Company.

Forms to appoint proxies and the Power of Attorney (if any) under which it is signed or an office copy or notarially certified copy thereof must be deposited with the Company at the registered office, Level 16, AMP Building, 140 St Georges Terrace, Perth, or faxed to the Company (Fax No: (08) 9220 9820 and for overseas shareholders: 618 9220 9820, not less than 48 hours before the time for holding the meeting. A proxy presented by a company should be under the Common Seal of that company